Exhibit 99.2

FOR IMMEDIATE RELEASE

CORESITE ANNOUNCES JARRETT APPLEBY AS CHIEF OPERATING OFFICER

DENVER, CO – April 10, 2012 – CoreSite Realty Corporation (NYSE: COR), a national provider of powerful, network-rich data centers, today announced that Jarrett Appleby will join the company as Chief Operating Officer, effective May 7, 2012.

Mr. Appleby joins CoreSite after more than three years at Equinix, where he served as Chief Marketing Officer. In that role, Mr. Appleby was responsible for go-to-market activities and launched the vertical market approach that supported revenue growth from less than $700 million to over $1.6 billion. Prior to Equinix, Appleby was with Reliance Globalcom LTD as chief strategy and marketing officer. In this capacity, he re-branded the $1.6 billion company under a single, consistent global brand. He also led the acquisition and integration of Vanco Group LTD and Yipes, which expanded Globalcom’s capabilities in more than 230 countries.

Mr. Appleby founded and served as CEO of ILV Group, a boutique consultancy for companies seeking to accelerate growth with partnerships in hosting services, storage, managed services and application and content delivery services, and has held senior positions at MCI (now Verizon Business), AT&T, Qwest Solutions (now CenturyLink) and @Link Networks. Mr. Appleby holds a bachelor’s degree in mathematics & economics and a master’s in business administration from Lehigh University.

“We are pleased to have Jarrett join our executive team and help lead CoreSite’s next phase of growth. Jarrett brings tremendous domain expertise in network-centric colocation as well as deep experience in the communications and broader technology industries,” said Tom Ray. “As a 25-year industry veteran, he has a keen understanding of market dynamics, customer needs and operational requirements. We are confident that Jarrett will build on CoreSite’s strategic focus of growing our network-centric data centers and delivering excellence in our customer experience.”

“I am very excited to work with Tom and the leadership team to continue to build on the company’s success and to support its growth to the next level,” said Mr. Appleby. “With its network-centric data centers and focus on customers, CoreSite is well positioned to expand participation in the key industry and technology megatrends. I look forward to joining the team and contributing to its further success.”

About CoreSite

CoreSite Realty Corporation (NYSE: COR) is a national provider of data center products and interconnection services. More than 700 customers such as Global 1000 enterprises, communications providers, cloud and content companies, financial firms, media and entertainment, healthcare, and government agencies choose CoreSite for the confidence that comes with customer-focused data center products, service and support systems, and scalability. CoreSite data centers are business catalysts, featuring the Any2 Internet exchange and network ecosystems, which include access to 200+ carriers and service providers and a growing mesh of more than 15,000 interconnections. The company features a diverse colocation offering from individual cabinets to custom cages and private suites, with 12 data center locations in seven major U.S. markets. For more information, visit www.CoreSite.com.

CoreSite Investor Relations Contact

+1 303.222.7276

InvestorRelations@CoreSite.com

CoreSite Media Contact

Jeannie Zaemes | CoreSite Marketing Senior Director

+1 720.446.2006 | +1 866.777.CORE

Jeannie.Zaemes@CoreSite.com

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